 EXHIBIT 10.1

September 29, 2010

Law Offices of Marc S. Applbaum
1133 6th Avenue
San Diego, California 92101

Re:Lease Agreement

Dear Mr. Applbaum:

This letter of agreement (the “Lease Agreement”) states the sublease terms between CoConnect, Inc. (the “Company”) and The Law Offices of Marc S. Applbaum (“Applbaum”).

The Law Offices of Marc S. Applbaum, located at 1133 6th Ave., San Diego, California 92101 will sublease the office space located at the same address to the Company. In addition to the office space, the Company’s shall be entitled to use the offices telephone and facsimile lines, as well as access to any conference room (needs to be scheduled) and kitchen facilities. The rental amount described below shall include all utilities.

The terms of the sublease between Applbaum and the Company are as follows:

A)	Begins on September 29, 2010 and continues on a month to month basis.

B)	The Company shall pay Applbaum a monthly rent of $100.00 which shall be due and payable on the first day of the month.

C)	The Lease Agreement may be terminated by any party for any reason whatsoever with ten (10) days prior notice.

The parties hereto have executed this Lease Agreement effective as of the day and year first above written.

COMPANY CoConnect, Inc. /s/ Brad M. Bingham __________________________ By: Brad M. Bingham, Esq. Its: Chief Executive Officer	APPLBAUM The Law Offices of Marc S. Applbaum /s/ Marc S. Applbaum __________________________ By: Marc S. Applbaum Its: President